Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Fulton Financial Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-05481, No. 333-44788, No. 333-81377, No. 333-64744, No. 333-76600, No. 333-76596, No. 333-76594, No. 333-107625, No. 333-114206, No. 333-116625, No. 333-121896, No. 333-126281, No. 333-131706, No. 333-135839, and No. 333-145542) on Forms S-8 and on the registration statement (No. 33-37835, No. 333-61268, No. 333-123532, No. 333-130718, No. 333-156339 and No. 333-156396) on Forms S-3 of Fulton Financial Corporation of our report dated March 1, 2010, with respect to the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Fulton Financial Corporation.

Our report dated March 1, 2010, on the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, refers to the Corporation’s change in its method of accounting for other-than-temporary impairment for debt securities in 2009, due to the adoption of FASB Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-than-Temporary Impairments”, which was codified as FASB Subtopic 320-10.

/s/ KPMG LLP

Philadelphia, Pennsylvania March 1, 2010